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                                                                 EXHIBIT 99.5(B)


                           CONSENT OF SOLE SHAREHOLDER

                  Pursuant to the provisions of Section 3.9 of the By-Laws of Alpine Equity Trust (the "Trust"), a business trust organized under the laws of the State of Delaware, the undersigned, being the sole holder of the shares of that series of the Trust know as Alpine Real Estate Income and Growth Fund (the "Fund") as of the date hereof, hereby consents to take the following action without a meeting, effective as of December 28, 1998:

         RESOLVED, that (i) the appointment of Alpine Management & Research, LLC (the "Adviser") to serve as the investment adviser of the Fund and (ii) the Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser, pursuant to which the Adviser will provide investment advisory services to the Trust and will be entitled to receive a fee in accordance with the terms of such Agreement, be, and they hereby are, approved.

                  IN WITNESS WHEREOF, the undersigned has caused this consent to be duly executed on the 28th day of December, 1998.

                                           BISYS FUND SERVICES OHIO, INC.

                                           By: /s/ William J. Tomko
                                               --------------------------------
                                               Name:  William J. Tomko
                                               Title:  Executive Vice President